UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

BALD EAGLE ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-52565	72-1619354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2911 Turtle Creek Blvd, Suite 300, Dallas, TX	75219
(Address of principal executive offices)	(Zip Code)

(214) 599-8380
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

Item 5.02(c) Appointment of Principal Executive Officer

Effective September 15, 2008, the Board of Directors of Bald Eagle Energy, Inc. appointed Andrew Harper to serve as President and Chief Executive Officer. Mr. Harper succeeded Alvaro Vollmers, who will continue to serve as the Chief Financial Officer, Secretary and Treasurer, effective as of September 15, 2008. Prior to joining Bald Eagle Energy, Mr. Harper was President, International Division and Chief Geologist of China-based MI Energy Corporation (MIE). From 1979 until his employment with MIE in 2001, Mr. Harper held various positions with ARCO, advising clients on geological aspects of petroleum exploration and development projects. Mr. Harper obtained his Bachelor of Arts (Cum Laude, with highest honors) from Williams College, Williamstown, Massachusetts, and his Master of Science in Geological Sciences from the University of Southern California, Los Angeles, California. Additionally, he is certified by the Texas Board of Professional Geoscientists and the American Association of Petroleum Geologists.

At this time, Bald Eagle Energy has not entered into an employment agreement with Mr. Harper.

Mr. Harper’s appointment as President and Chief Executive Officer of Bald Eagle was not the result of any arrangement or understanding between Mr. Harper and any other person, other than the agreement of Bald Eagle Energy and Mr. Harper with respect to his employment as President and Chief Executive Officer.

Item 5.02(d) Election of New Director

Effective September 15, 2008, the Board of Directors of Bald Eagle Energy, in connection with the registrant’s engagement of Andrew Harper as its President and Chief Executive Officer, elected Mr. Harper to serve as an additional director to serve until his successor is elected and shall qualify.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALD EAGLE ENERGY, INC.
Date: September 19, 2008

	By:	/s/ Alvaro Vollmers

Alvaro Vollmers
Chief Financial Officer, Secretary and Treasurer